UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the registrant ☒   Filed by a Party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☒	Soliciting Material Pursuant to § 240.14a-12

First Data Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by First Data Corporation

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: First Data Corporation

Commission File No.: 001-11073

THIS FILING CONSISTS OF DOCUMENT MADE AVAILABLE TO EMPLOYEES OF FIRST DATA CORPORATION ON THE COMPANY’S INTRANET.

First Data/KKR Partnership

Q&A

Last Updated: April 20, 2007

Employee Questions

When do you anticipate the transaction closing?

Completion of the transaction, which is subject to the approval of First Data shareholders, regulatory approvals and customary closing conditions, is expected by the end of the third quarter of 2007.

Is there any chance that KKR is going to split up our businesses and sell off the pieces?

There haven’t been any up-front discussions with First Data’s executive management along these lines. KKR plans to buy First Data to create long-term value.

Vacation

Will there be any changes to our vacation policy moving forward?

Decisions of this nature will be made in the normal course of business, and we are committed to updating you as decisions are made.

Long Term Incentives Plan (LTIP)

Will KKR “gross-up” our proceeds of options/RSA/RSUs to cover a significant portion of the tax obligation?

No. Proceeds will not be grossed up and applicable income taxes due on the gain will be each employee’s responsibility. To the extent required by law, taxes and social security/social insurance will be withheld from the gross proceeds.

If we have stock options that have an exercise price which is higher than the $34.00 per share, what happens to them at the close of the deal?

All stock options will be cancelled at closing. Holders of stock options with an exercise price below $34.00 will be entitled to receive the difference between the exercise price and the merger consideration of $34.00, less any applicable tax withholdings. Holders of options with an exercise price at or above $34.00 will not be entitled to receive any payment in connection with the cancellation of those options.

I have stock options and RSA/Us, how do I get a complete list of my outstanding holdings?

You may view your current stock option and RSA/U balances on the Smith Barney website (www.benefitaccess.com). You may also contact Smith Barney at 1-617-570-9533.

Employee Stock Purchase Plan (ESPP)

Although I think that the KKR buyout will give First Data considerably more flexibility, I am personally going to miss the feeling of ownership. Do you think that there will be an opportunity for employees to purchase private stock or participate in some other form of profit sharing?

We do not have any information at this time. As information becomes available, we will share it with you.

How do I find out what my current ESPP holdings are?

You may view your current ESPP holdings on the Computershare website (www-us.computershare.com/employee) or you may contact Computershare directly at 1-866-839-0209.

How will the purchase price for the June 30th ESPP purchase be determined?

The purchase price for the 2nd quarter 2007 ESPP purchase will be determined by taking the lower of 1) the closing price on April 2nd 2007 or 2) the closing price on June 29th 2007, less a 15% discount.

Once the KKR buyout occurs, will I need to take action to receive my payout at $34.00 per share for my ESPP shares or will I automatically receive a check?

Once we close, FDC common stock will no longer be traded publicly, and your ESPP FDC shares will be purchased by KKR and you will be receive a check for the proceeds, net of any required deductions and withholding. You will receive a check at your home address. Please note that all First Data shareholders have rights under Delaware law to dissent to the purchase of their FDC shares by KKR, which will be described in detail in the definitive proxy statement.

The above is a brief summary of the applicable plans. Every effort has been made to ensure the accuracy of this information. In the unlikely event that there is a discrepancy between the above summary and the official plan documents, the official plan documents will control. The company reserves the right to amend, suspend or terminate the plans or programs at any time.

Additional Information About the Merger and Where to Find It

In connection with this proposed transaction, First Data Corporation (the “Company”) will file a proxy statement with the Securities and Exchange Commission (“SEC”). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to the Company’s stockholders. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by the Company with the SEC free of charge at the SEC’s Web site www.sec.gov or from First Data Corporation, Investor Relations Department at 6200 S. Quebec Street, Suite 340, Greenwood Village, Colorado 80111, (303) 967-6756.

Participants in the Solicitation

First Data Corporation and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the Company and its directors and executive officers, and their ownership of the Company’s securities, is set forth in the proxy statement for the 2007 Annual Meeting of Stockholders of the Company, which was filed with the SEC on April 17, 2007. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.